Exhibit 99.1

Jerash Holdings (US), Inc. Declares Quarterly Dividend

Fairfield, New Jersey – May 14, 2021 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sports and outerwear for leading global brands, announced today that its board of directors approved the payment of a regular quarterly dividend of $0.05 per share on the Company’s common stock. The dividend is payable on or about June 2, 2021 to stockholders of record as of May 25, 2021.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sports and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III, American Eagle, and VF Corporation, which owns such brands as The North Face, Timberland, JanSport, and others. Jerash’s production facilities comprise four factory units, one workshop, and three warehouses, and it currently employs approximately 4,200 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of March 31, 2021. Additional information is available at www.jerashholdings.com.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

jsfetcu@pondel.com